Exhibit 99.1
UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

In re:		Chapter 11

IFL Corp.,		Case No. 08-13589 (MG)

Debtor.
FIRST AMENDED DISCLOSURE STATEMENT FOR DEBTOR’S PLAN OF LIQUIDATION
LOWENSTEIN SANDLER PC
Sharon L. Levine, Esq. (Admitted Pro Hac Vice)
S. Jason Teele, Esq.
Timothy R. Wheeler, Esq.
1251 Avenue of the Americas, 18th Floor
New York, New York 10020
Telephone: 973.597.2500
Facsimile: 973.597.2400
— and —
65 Livingston Avenue
Roseland, New Jersey 07068
Counsel to the Debtor and Debtor in Possession
Dated: August 5, 2009

TABLE OF CONTENTS

ARTICLE I. SUMMARY OF THE PLAN	1
A. Introduction	1

B. Voting	2

C. Disclosure Statement Enclosures	4

D. Confirmation Of The Plan	4

E. Recommendations With Respect To The Plan	5

F. Disclaimer	5

ARTICLE II. IFL CORP. ’s HISTORY AND BUSINESS BACKGROUND	6

A. Business Description	6

B. Reasons For Chapter 11	9

ARTICLE III. SIGNIFICANT EVENTS DURING THE BANKRUPTCY	9

A. Debtor As Debtor In Possession	9

B. Employment of Professionals During The Case	10

C. Claims Bar Date — Deadline To File Proofs Of Claims	10

D. Secured Creditors	11

E. Sale of Substantially All Of The Debtor’s Assets	11

ARTICLE IV. FINANCIAL STATUS	11

A. IFL Corp. ’s Liabilities	11

B. IFL Corp. ’s Assets	12

ARTICLE V. DESCRIPTION OF THE PLAN	13

A. Introduction	13

B. Treatment Of Unclassified Claims	14

C. Treatment Of Classified Claims	15

D. Implementation Of The Plan	17

E. Provisions Governing Distributions Generally	18

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F. Treatment Of Executory Contracts And Unexpired Leases	20

G. Effects Of Confirmation	21

H. Retention Of Jurisdiction	25

I. Miscellaneous Provisions Of The Plan	26

ARTICLE VI. RISK FACTORS	29

A. Failure To Receive Requisite Accepting Votes	29

B. Risk of Non-Confirmation Of The Plan	29

C. Risk Of Additional Or Larger Claims	29

ARTICLE VII. FEASIBILITY OF THE PLAN	30

ARTICLE VIII. BEST INTERESTS TEST	30

ARTICLE IX. TAX CONSEQUENCES OF CONFIRMATION	32

ARTICLE X. CONCLUSION	33

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ARTICLE I.
SUMMARY OF THE PLAN
A. Introduction.
     IFL Corp. (the “Debtor”), pursuant to the provisions of chapter 11 of the Bankruptcy Code, submits this Disclosure Statement (the “Disclosure Statement”) with respect to its Plan of Liquidation (the “Plan”). Unless otherwise noted, all capitalized terms used herein have the meanings ascribed to them in the Plan.
     The Debtor is soliciting votes from certain of its Creditors for the acceptance of the Plan. Under the Plan, Allowed Administrative and Priority Claims are unimpaired and will be satisfied in full. The acceptance of the Plan by holders of these Claims is not required and the Debtor is not soliciting their votes.
     Holders of General Unsecured Claims and Convenience Claims are impaired under the Plan and are entitled to vote. The Debtor is asking that all holders of General Unsecured Claims and Convenience Claims vote to accept the Plan.
     Under the Plan, holders of Allowed General Unsecured Claims against the Debtor will receive their Pro Rata Share of Estate Assets. Holders of Allowed Convenience Claims will receive 80% of the Allowed amount of their Claim up to a maximum of $1,600.00. In the event that holders of Allowed General Unsecured Claims receive one hundred percent (100%) of the face value of their claims, holders of Convenience Claims shall also receive one hundred percent (100%) of the face value of their Claims to the extent there are sufficient Estate Assets.
     The Plan cancels all equity Interests in the Debtor. Holders of Interests will receive the excess Estate Assets, if any, only after the payment in full of Allowed Administrative Expense Claims, Allowed Priority Claims, Allowed General Unsecured Claims and Allowed Convenience Claims as provided under the Plan. The Debtor does not believe that equity holders will receive any distributions. Equity holders are presumed to reject the Plan and the Debtor is not soliciting their votes.

     The following table summarizes the treatment accorded creditors and interest holders of the Debtor under the Plan:

				Est. Amount of	Est. %
Class	Description	Treatment	Entitled to Vote	Allowed Claims	Recovery
	Administrative Expense Claims and Priority Claims	Unimpaired	No	$120,000.00	100.00%

1	General Unsecured Claims	Impaired	Yes	$1,046,160.99	3.25%

2	Convenience Claims	Impaired	Yes	$18,249.33	80% of Allowed Claim up to a maximum distribution of $1,600.00.

3	Interests	Impaired	No	N/A	None
B. Voting.
     In accordance with section 1126(f) of the Bankruptcy Code, only Classes of Claims and Interests that are impaired under a plan may vote to accept or reject a plan. Unimpaired Classes are conclusively presumed to have accepted the Plan. A Class is Impaired if the legal, equitable or contractual rights attaching to Claims or Interests in that Class are modified other than by curing defaults and reinstating maturity of obligations or payment in full in Cash.
     Ballots for the acceptance or rejection of the Plan are being provided to Creditors in Class 1 and Class 2 only. Each Holder of a Claim should read this Disclosure Statement and the Plan. After carefully considering this Disclosure Statement and the Plan, please indicate your vote with respect to the Plan on the enclosed ballot and return such ballot before the Voting Deadline (defined below) to Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New

Jersey 07068, Attention: S. Jason Teele, Esq. If you are asserting more than one Claim, please copy your ballot and return one completed ballot for each Claim.
     You should complete and sign the enclosed ballot and return such ballot in the envelope provided. In order to be counted, your ballot must be actually received by Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, Attention: S. Jason Teele, Esq., on or before 4:00 p.m. (prevailing Eastern time) on September 4, 2009 (the “Voting Deadline”). Other forms of personal delivery of ballots including overnight delivery service, courier service, and delivery by hand are acceptable. Facsimile transmissions are not acceptable. Electronic mail transmissions are not acceptable. There is no need to file your Ballot with the Clerk of the Bankruptcy Court. If your ballot is damaged or lost, or if you do not receive a ballot to which you believe that you are entitled, you may request a replacement ballot by contacting Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, Attention: S. Jason Teele, Esq. or by telephone at 973.597.2500.
     Only ballots actually received by the Voting Deadline will be counted. A failure to return a ballot will not be counted either as a vote for or against the Plan. Improperly completed or late ballots will not be counted. Any ballot that indicates both an acceptance and rejection of the Plan will be deemed a vote to accept the Plan. If a creditor casts more than one ballot voting the same Claim or Interest before the Voting Deadline, the latest dated ballot received before the Voting Deadline will be deemed to reflect the voter’s intent and thus to supersede any prior ballots. Creditors must vote all of their Claims within a particular Class under the Plan either to accept or reject the Plan and may not split their votes within a particular Class; thus, a ballot (or a group of ballots) within a particular Class received from a single Creditor that partially rejects and partially accepts the Plan will be deemed to have voted to accept the Plan.

C. Disclosure Statement Enclosures.
     Accompanying this Disclosure Statement are copies of: (i) the Plan (Exhibit A); (ii) the Debtor’s liquidation analysis (Exhibit B); and (iii) the Bankruptcy Court’s order approving this Disclosure Statement (Exhibit C).
D. Confirmation Of The Plan.
     Your vote on the Plan is important. In order for the Plan to be accepted, of those Holders of Claims who cast ballots, the affirmative vote of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of classified Claims is required.
     If any Class votes against the Plan, the Bankruptcy Court may still confirm the Plan if the Court finds that the Plan does not unfairly discriminate against the impaired Class or Classes voting against the Plan and accords fair and equitable treatment to those impaired Class or Classes. The Debtor intends to request such a “cramdown” confirmation if any Class does not vote in favor of the Plan.
     The Bankruptcy Court has scheduled a hearing on confirmation of the Plan for 2:00 p.m. (prevailing Eastern time) on September 14, 2009 at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 501, New York, New York 10004, before the Honorable Martin Glenn, United States Bankruptcy Judge. Any party in interest may object to confirmation of the Plan. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan, be served upon: (i) counsel to the Debtor, Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10022 (Attn: Sharon Levine, Esq. and S. Jason Teele, Esq.), and (ii) the United States Trustee for Region 2, 33 Whitehall Street, Suite 2100, New York, New York 10004, (Attn: Serene Nakano, Esq.), on or before 4:00 p.m. (prevailing Eastern Time) on September 9, 2009, in the manner described in the order scheduling hearing on confirmation accompanying the Disclosure Statement. The Confirmation Hearing may be adjourned from time to time without further notice other than by announcement in open court.

E. Recommendations With Respect To The Plan.
     The Debtor recommends that you accept the Plan by voting your ballot accordingly and timely returning your completed ballot in the pre-printed envelope provided.
F. Disclaimer.
     The Bankruptcy Court’s approval of this Disclosure Statement does not constitute either a guaranty of the accuracy of the information contained herein or an endorsement of the Plan by the Bankruptcy Court. This Disclosure Statement is the only document authorized by the Bankruptcy Court to be used in connection with the solicitation of votes accepting the Plan. No representations other than those expressly set forth in this Disclosure Statement are authorized concerning the Debtor, including the value of its Assets or the Claims of its Creditors. The information contained in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and may not be relied upon for any other purposes.
     This Disclosure Statement contains summaries of certain provisions of the Plan, certain statutory provisions, certain documents related to the Plan, certain events that have occurred in the Case and certain financial information. Although the Debtor believes that the Disclosure Statement and related document summaries are fair and accurate, they are qualified to the extent that they do not set forth the entire text of the Plan, such underlying documents or any statutory provisions. The terms of the Plan govern in the event of any inconsistency with this Disclosure Statement. All exhibits to the Disclosure Statement are incorporated into and are a part of this Disclosure Statement as if set forth in full herein. The statements contained in this Disclosure Statement are made as of the date hereof, unless otherwise specified, and the Debtor disclaims any obligation to update any such statements after the hearing on the approval of the Disclosure Statement.

     Except as otherwise specifically noted, the financial information contained herein has not been audited by a certified public accountant and has not necessarily been prepared in accordance with Generally Accepted Accounting Principles.
     All parties in interest are encouraged to read the entire Disclosure Statement carefully, including the Plan and other exhibits. Holders of Claims and Interests should, however, not construe the contents of this Disclosure Statement as providing any legal, business, financial, or tax advice and should consult with their own advisors.
ARTICLE II.
IFL CORP.’S HISTORY AND BUSINESS BACKGROUND
A. Business Description.
     The Debtor was a sports entertainment company that used its professional mixed martial arts (“MMA”) sports league, known as the International Fight League, as a platform to generate revenues from spectator attendance at live events, broadcast of television programming, sponsorships and licensing. The Debtor’s business was founded in 2005 to organize, host and promote live and televised MMA sporting events and to capitalize on the growing popularity of MMA in the United States and around the world. The Debtor is a wholly-owned subsidiary of International Fight League, Inc., a publicly traded company (“IFL”).
     1. The International Fight League. In 2006 and 2007, International Fight League sporting events typically showcased four teams, in two-team match-ups, with athletes competing in one-on-one matches across five weight divisions. The 2007 calendar consisted of nine regular-season events, followed by a two round playoff for the league champion and then a two round “Grand Prix” tournament, in which the top athletes competed for title belts in various weight classes. At the conclusion of this Grand Prix tournament, belt holders were crowned in six different weight divisions. In 2008, the Debtor changed from a “team” format to a “camp” format, with championship fights. Previously, although teams were identified with a city or geographic region, many of the teams never fought in their geographic region and were not recognized by MMA fans. The Debtor hoped that by switching to the camp format, it could capitalize on the name recognition of some of the legends of MMA — many of whom are also coaches — by having the coaches’ gyms or camps compete against each other. The belief was that MMA fans are familiar with these camps and this format would result in more natural match-ups that will enhance the attraction of spectators and viewers. The Debtor intended to keep the camp format “open,” meaning camps which are not regular members of the league can compete at an event to challenge one of the International Fight League’s camps or another challenging camp. The Debtor hoped that this new league format would provide it with more flexibility to determine the best match-ups that will result in the best, most competitive fights and provide opportunities for it to co-promote MMA events with other promoters or organizations. The Debtor believed these changes would provide for much more entertaining and exciting events, increasing both attendance at live events and television viewership, which would, in turn, increase its potential for sponsorship and licensing revenue.
     2. Mixed Martial Arts Fighting. MMA is a sport that is growing in popularity around the world. MMA athletes combine a variety of fighting styles, such as boxing, judo, jiu-jitsu, karate, kickboxing, muy thai, tae kwon do and/or wrestling in each match. Typically, MMA sporting events are promoted either as championship matches or as vehicles for well-known individual athletes. MMA is currently permitted in approximately thirty-seven (37) jurisdictions with competition conduct regulated primarily by rules implemented by state athletic commissions, similar to professional boxing. Athletes win individual matches by knockout, technical knockout (referee or doctor stoppage), submission, or judges’ decision. Scoring for a judges’ decision is conducted by a panel of three judges provided by the relevant state athletic commission, using a ten-point system similar to the scoring system used in boxing. Referees attending matches are also provided by the relevant state athletic commission and are qualified to referee at a MMA competition. During fights, which typically consist of three four-minute rounds (with title belt fights often being five four-minute rounds), referees strictly enforce the rules of conduct for the relevant state’s athletic commission and those required by the organization promoting the event.
     The Ultimate Fighting Championship, or the UFC, is the largest MMA promoter in the United States. UFC began hosting events in 1995 and currently promotes roughly ten (10) major events yearly that draw sizable live audiences. The remainder of the MMA industry is highly fragmented with a variety of promoters and organizations hosting events across the country and globally. Typically, events are promoted on a fight-by-fight basis with little to no guidance about the timing of future events, similar to boxing.
     Historically, MMA events were broadcast in the United States only through pay-per-view arrangements with Broadcasters. MMA events were broadcast for the first time on free cable television in 2004. Spike TV, a cable television broadcaster, is currently broadcasting the fourth season of a popular reality television program, The Ultimate Fighter, based on MMA training and competitions. The Debtor’s events began airing on Fox Sports Net (“FSN”) in 2006 and on another Fox network, MyNetworkTV, in 2007. In Japan, live MMA sporting events promoted by the Debtor’s competitors routinely sell tens of thousands of seats, are broadcast on major Japanese television networks, and appear on pay-per-view and home video throughout the rest of the world. MMA events in the United States now generate attendance and pay-per-view audiences similar to professional boxing and wrestling.
     The talent pool for MMA athletes is growing rapidly as there are thousands of martial arts focused training schools in the United States. It is estimated that there are millions of martial arts practitioners, including high school and college wrestling participants, in the United States alone. In addition, MMA is truly a global sport with many foreign athletes competing in U.S.-based events, and many U.S. athletes competing in international organizations. Many U.S. MMA athletes begin their careers after successfully competing in wrestling, martial arts, kickboxing, or other related sports. Training schools such as Miletich’s Fighting System, led by former UFC Champion coach Pat Miletich, Team Quest, led by top ranked middleweight Matt Lindland, and the Renzo Gracie Jiu Jitsu, New York City, led by the

legendary Renzo Gracie, serve as a major pipeline for MMA talent and the International Fight League specifically, seeking to attract interest from professional MMA athletes. The Debtor believed that its camp approach to mixed martial arts gave it an advantage in that any particular event’s success would not depend solely on a single athlete’s success. In addition, by working with recognized camps and holding scheduled events on a regular basis, its league-based model could focus on gaining substantial sponsorship, promotion and marketing opportunities as well as developing market presence and brand awareness.
B. Reasons For Chapter 11.
     Before the Petition Date, the Debtor did not realize ticket sales, sponsorship revenue and licensing revenue at the rate needed to meet the costs of operating the Debtor’s business, including the costs to start-up the business, build brand awareness, produce television shows, stage events and pay athletes and coaches. This liquidity crisis prevented the Debtor from executing on its business plan.
     The Debtor took the unavoidable and necessary step of filing its chapter 11 petition to stabilize its day-to-day operations, avail it of the protective provisions of the Bankruptcy Code, and preserve and protect the value of its assets for the benefit of its creditors. The Debtor believed that, under the protection of the Bankruptcy Code, it would be able to maximize the value of its assets for the benefit of all creditors and propose and implement a plan of reorganization.
     Through this bankruptcy proceeding, the Debtor has marketed its assets for sale to the highest and best bidder in an open process, and formulated a plan of reorganization.
ARTICLE III.
SIGNIFICANT EVENTS DURING THE BANKRUPTCY
A. Debtor As Debtor In Possession.
     Since the Petition Date, the Debtor has continued in possession of its property and in control of its business operations pursuant to sections 1107 and 1108 of the Bankruptcy Code. The Debtor has filed the requisite schedules of assets and liabilities and statements required pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as well as the monthly operating reports required pursuant to section 1106 of the Bankruptcy Code, Bankruptcy Rule 2015(a), and the guidelines of the United States Trustee (“UST”). The Debtor anticipates payment in full of all U.S. Trustee Fees as those fees come due in the ordinary course. The Bankruptcy Code section 341(a) Meeting of Creditors was held on October 21, 2008.
B. Employment of Professionals During The Case.
     Approximately two months prior to filing its Chapter 11 petition, the Debtor retained the law firm of Lowenstein Sandler PC (“Lowenstein Sandler”) to advise it concerning work-out, restructuring and insolvency issues, as well as the possibility of filing for bankruptcy and other alternatives for the disposition and wind-up of the Debtor’s affairs. In September 2008, the Debtor directed Lowenstein Sandler to prepare the bankruptcy filing, and, on September 15, 2008, the Debtor filed its voluntary chapter 11 petition. Shortly thereafter, the Debtor obtained an order from the Bankruptcy Court authorizing it to employ Lowenstein Sandler as its bankruptcy counsel and Vested Capital, Inc. (“Vested Capital”) as its financial advisors. Lowenstein Sandler’s fees and expenses from the Petition Date through the date of this Disclosure Statement total approximately $273,057.25, of which approximately $164,458.79 has been paid. Vested Capital’s estimated fees and expenses from the Petition Date through the date of this Disclosure Statement total approximately $25,000.00, which amount has been paid in its entirety pending the approval of such payment by the Bankruptcy Court.
C. Claims Bar Date — Deadline To File Proofs Of Claims.
     On November 25, 2008, the Debtor filed a notice of presentment of its motion seeking to establish January 19, 2009 as the deadline by which all Persons (including governmental units) must file Proofs of Claim (the “Claims Bar Date”). On December 5, 2008, the Bankruptcy Court entered an order setting January 19, 2009 as the Claims Bar Date for all creditors (including governmental units).

D. Secured Creditors.
     The Debtor has no secured creditors.
E. Sale of Substantially All Of The Debtor’s Assets.
     Prior to the Petition Date, the Debtor determined that it lacked the financial ability to continue as a going concern and that a sale of those assets appeared to be the best way to generate value for the Estate and Creditors. On September 19, 2008, the Debtor filed a motion (the “Sale Motion”), with an accompanying asset purchase agreement, seeking to sell substantially all of its assets to HDNet LLC (the “Purchaser”), and requested that the Bankruptcy Court enter an order establishing bidding procedures and setting the date for an auction sale of the Debtor’s assets.
     On October 10, 2008, the Court entered an order inter alia approving bidding procedures, approving the form and manner of sale notices, and setting October 28, 2008, as the date of a sale hearing.
     In connection with the bidding procedures, an auction was conducted, and at a hearing held on October 28, 2008, the Court approved the Purchaser’s offer as the highest and best offer.
     The sale transaction was consummated on November 17, 2008. The proceeds of this sale comprise substantially all of the Estate Assets.
ARTICLE IV.
FINANCIAL STATUS
A. IFL Corp.’s Liabilities.
     The Debtor’s schedules, as amended, indicated a total of approximately $287,300.68 in unsecured claims as of the Petition Date, with no unsecured priority claims. Since the Petition Date, the Debtor’s expenses have been funded in the ordinary course business. Since the Petition Date, twenty-five (25) proofs of claim have been filed with the Bankruptcy Court, totaling $1,118,321.69 in the aggregate. Four (4) of these claimants have asserted priority tax claims in the aggregate amount of $156,443.39: the Internal Revenue Service, the State of

Connecticut, the State of New Jersey, and the New York City Department of Finance. In the course of the Case, the Internal Revenue Service, the State of Connecticut and the State of New Jersey withdrew their respective claims.
     On March 3, 2009 the Debtor filed objections to the proofs of claim of Matthew Lindland (Claim No. 21) and Kenneth Shamrock (Claim No. 19). On April 7, 2009 the Bankruptcy Court denied the Debtor’s objections to Claims 19 and 21 without prejudice. Following the Bankruptcy Court’s ruling, the Debtor reviewed the substance of Claims 19 and 21, considered all of its options and concluded that further litigation in connection with these claims would not be cost effective or in the best interests of the Estate.
     The aggregate total of allowed unsecured claims against the Debtor’s Estate is $1,064,410.32, which includes $18,249.33 of Convenience Claims as that term is defined herein. The sole remaining Priority Claim asserted against the Debtor is that of the New York City Department of Finance for $104,000.
     The Debtor has incurred post petition Administrative Expense Claims and Priority Claims in connection with its operations and its bankruptcy. As of the date of this Disclosure Statement, unpaid Administrative Expense Claims total approximately $108,598.46, substantially all of which are related to professional services rendered by the retained professionals.
B. IFL Corp.’s Assets.
     As of the Petition Date, the assets of the Estate of the Debtor included the following items:
     1. Bank Accounts. The Debtor maintained approximately $128,000 in its operating accounts as of the Petition Date.
     2. Accounts Receivable. As of the Petition Date, the Debtor had accounts receivable as reflected on its books due from third parties in the approximate amount of $7,500.00. Cash received from these collections has been utilized to operate the Debtor’s business during the Case. As of the date of this Disclosure Statement, the Debtor has no outstanding accounts receivable.
     As of the date of this Disclosure Statement, the Debtor’s cash balance totaled approximately $266,000.
ARTICLE V.
DESCRIPTION OF THE PLAN
A. Introduction.
     This section summarizes the salient provisions of the Plan. The Plan is annexed to this Disclosure Statement as Exhibit A. Parties are encouraged to review the Plan in its entirety for a full understanding of its provisions and impact on creditors.
     Under the Plan, all Claims and all Interests except Administrative Claims and Priority Tax Claims are placed into the Classes set forth below. Pursuant to Bankruptcy Code section 1123(a)(1), Administrative Expense Claims and Priority Tax Claims, as described below, are not classified in the Plan. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, discharged, released or otherwise settled prior to the Effective Date.
     Unclassified Claims. Except for Priority Claims, which are Impaired only to the extent permitted by the Bankruptcy Code, unclassified Claims are not Impaired by the Plan. Each Holder of an Unclassified Claim is conclusively presumed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Following are the unclassified Claims: Priority Claims and Administrative Expense Claims.
     Unimpaired Classes Of Claims. Each Holder of an unimpaired Claim is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan.

     Impaired Classes Of Claims. Each Holder of a Claim placed in one of the following Classes entitled to vote to accept or reject the Plan.
     (a) Class 1 (General Unsecured Claims). Class 1 consists of all unsecured, nonpriority Claims not otherwise classified herein.
     (b) Class 2 (Convenience Claims). Class 2 consists of all unsecured, nonpriority Claims as of the Petition Date in the amount of $2,000.00 or less; provided, however, that if the Holder of an unsecured, nonpriority Claim in an amount greater than $2,000.00 shall make an election in writing to the Debtor on or before the Effective Date to reduce such Claim to $2,000.00, such Claim shall be reduced and treated as a Convenience Claim for all purposes.
     Class of Interests.
          Class 3 (Interests). Class 3 consists of the Claims of Holders of Interests. Holders of Interests will receive no distributions under the Plan and thus are presumed to have rejected the Plan and therefore are not entitled to vote to accept or reject the Plan.
B. Treatment Of Unclassified Claims.
     The Plan provides for the following treatment of Unclassified Claims:
     Administrative Expense Claims And Priority Claims. The legal and equitable rights of the holders of Administrative Expense Claims and Priority Claims, including Priority Claims asserted by taxing authorities, are unaltered by the Plan. As soon as reasonably practicable after the later of (i) the Effective Date, and (ii) the date on which such Administrative Expense Claim or Priority Claim becomes an Allowed Administrative Expense Claim or Priority Claim, the Debtor shall pay to each such Holder, in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Expense Claim or Priority Claim (A) Cash equal to the amount of such Allowed Administrative Expense Claim or Priority Claim, or (B) such other treatment as to which the Debtor and the Holder of such Allowed Administrative Expense Claim or Priority Claim shall have agreed upon in writing.

     Bar Dates For Administrative Expense Claims. The Confirmation Order will establish an Administrative Expense Claims Bar Date for filing Administrative Expense Claims, except for Claims of the kind specified in section 3.1(b) of the Plan, which date will be thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Holders of Administrative Expense Claims that are subject to the Administrative Expense Claims Bar Date shall submit requests for payment on or before such Administrative Expense Claims Bar Date or forever be barred from submitting any request on account of such Administrative Expense Claim. The Debtor believes there are no Administrative Expense Claims other than the kind specified in section 3.1(b) of the Plan.
     Applications For Professional Fees. All applications by Professionals for compensation and reimbursement of expenses in connection with the Case prior to the Effective Date are Administrative Expense Claims and shall be filed with the Bankruptcy Court within ninety (90) days after the Effective Date. Any such application not filed within ninety (90) days after the Effective Date shall be deemed waived and the Holder of such Claim shall be forever barred from receiving payment on account thereof.
     U.S. Trustee Fees. On or before the Effective Date, the Debtor shall pay all unpaid U.S. Trustee Fees, if any. All U.S. Trustee Fees incurred after the Effective Date shall be timely paid by the Debtor as such U.S. Trustee fees become due and payable but in any event, prior to the entry of an order closing the Case.
C. Treatment Of Classified Claims.
     The Plan provides for the following treatment of Claims in the following Classes:
     Class 1 (General Unsecured Claims). As soon as reasonably practicable after the later of (i) the Effective Date and (ii) the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, the Debtor shall pay to each Holder of an Allowed General Unsecured Claim, in full satisfaction, settlement of, and in exchange for, such Holder’s Pro Rata share of the Estate Assets; provided, however, that no holder of an Allowed

General Unsecured Claim shall be entitled to receive more than the amount of such Allowed Claim; provided further, that the Pro Rata share of the Estate Assets allocable to the Holders of Class 1 Claims shall be determined after calculating the payment to Holders of Class 2 Convenience Claims.
     Class 2 (Convenience Claims). As soon as practicable after the later of (i) the Effective Date and (ii) the date on which a Convenience Claim becomes an Allowed Convenience Claim, the Debtor shall pay to the Holder of such Claim from the Estate Assets, in full payment, satisfaction and release and in exchange for such Allowed Claim, Cash in the amount of eighty percent (80%) of its Allowed Convenience Claim, up to a maximum amount of $1,600.00; provided, however, that in the event holders of Class 1 General Unsecured Claims are to be paid 100% of the face value of their Allowed Claims, holders of Class 2 Convenience Claims shall also be paid 100% of the face value of their claims to the extent there are sufficient Estate Assets.
     Class 3 (Interests). On the Effective Date, the Debtor’s equity interests shall be extinguished and cancelled. The Holders of Class 3 Interests shall receive no distributions under the Plan.
     Classes Entitled To Vote. The Holders of Claims in Class 1 and Class 2 shall be entitled to vote to accept or reject the Plan.
     Acceptance By Impaired Classes Of Claims. An Impaired Class of Claims shall have accepted the Plan if (a) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.
     Cramdown. If each Impaired Class of Claims does not accept the Plan, the Debtor requests confirmation of the Plan under section 1129(b) of the Bankruptcy Code. The Debtor reserves the right to modify the Plan to the extent that confirmation pursuant to section

1129(b) of the Bankruptcy Code requires modification of the Plan or for any other reason in its discretion.
D. Implementation Of The Plan.
     The following provisions govern implementation of the Plan after the Confirmation Date.
     Conditions Precedent To The Effective Date. The Plan provides that each of the following events shall occur on or before the Effective Date:
     (a) the Confirmation Order, in a form and substance reasonably acceptable to the Debtor and which shall include one or more findings that (i) the Plan was proposed in good faith and (ii) the Plan satisfies the applicable provisions of the Bankruptcy Code as set forth in 1125(e) of the Bankruptcy Code, shall have been entered by the Bankruptcy Court and shall be a Final Order; and
     (b) the Bankruptcy Court shall have determined that the Debtor is duly authorized to take the actions contemplated in the Plan which approval and authorization may be set forth in the Confirmation Order.
     Waiver Of Conditions Precedent To The Effective Date. The Debtor may waive in writing any or all of the conditions precedent to the Effective Date set forth in Section 6.1, whereupon the Effective Date shall occur without further action by any Person.
     Cancellation Of Instruments And Stock. On the Effective Date (i) all Interests in the Debtor; (ii) any and all stock options (including, but not limited to, all stock options granted to the Debtor’s employees); (iii) any and all warrants; and (iv) any instrument evidencing or creating any indebtedness or obligation of the Debtor, except such instruments that are reinstated or amended and restated under the Plan, shall be cancelled and extinguished. Additionally, as of the Effective Date, all Interests in the Debtor, and any and all warrants, options, rights or interests with respect to equity interest in the Debtor that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party
     Dissolution of the Debtor. On the Distribution Date, the Debtor shall be dissolved as a corporate entity under the laws of the State of Delaware without further action by the Debtor, the Bankruptcy Court, any federal or state governmental unit, or any other Person.
E. Provisions Governing Distributions Generally.
     The Plan provides for Distributions to Creditors to be made as follows.
     Disbursing Agent. The Debtor shall be the disbursing agent for all Distributions to be made under the Plan.
     Distributions For Claims Allowed As Of The Effective Date. Except as otherwise ordered by the Bankruptcy Court, Distributions to Holders of Allowed Claims shall be made on the Distribution Date; provided, however, that Distributions on account of Claims that first become Allowed Claims after the Distribution Date shall be made as soon as reasonably practicable after such Claim becomes an Allowed Claim.
     Means Of Cash Payment. Cash payments made pursuant to the Plan shall be in U.S. funds, by the means, including by check or wire transfer, determined by the Debtor.
     Delivery Of Distributions. Distributions to Holders of Allowed Claims pursuant to the Plan shall be made (a) at the addresses set forth on the Proofs of Claim Filed by such Holders (or at the last known addresses of such Holders if no Proof of Claim is Filed or if the Debtor has been notified of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Debtor; or (c) if no Proof of Claim has been Filed and the Debtor has not received a written notice of a change of address, at the address reflected in the Debtor’s Schedules of Assets and Liabilities. Any Distributions that are either undeliverable or returned to the Debtor and unclaimed by the Holder within sixty (60) days shall be forfeited to the Estate and re-distributed to Holders of Allowed Claims in accordance with this Plan.

     Objection Deadline; Prosecution Of Objections. As soon as reasonably practicable, but in no event later than the Claims Objection Deadline (unless extended, after notice to those creditors who requested notice in accordance with Bankruptcy Rule 2002, by an Order of the Bankruptcy Court), the Debtor may File objections to Claims and serve such objections upon the Holders of each of the Claims to which objections are made. Nothing contained herein shall limit the Debtor’s right to object to Claims, if any, Filed or amended after the Claims Objection Deadline. Pending the Bankruptcy Court’s adjudication of such objection(s), the Debtor shall reserve an amount of funds equal to the Pro Rata Share of Estate Assets for each Disputed Claims based on the asserted amount of each such Disputed Claim. The Debtor shall be authorized to resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having competent jurisdiction the validity, nature, and/or amount thereof. If the Debtor and the Holder of a Disputed Claim agree to compromise, settle, and/or resolve a Disputed Claim by granting such Holder an Allowed Claim in the amount of $50,000 or less, then the Debtor may compromise, settle, and/or resolve such Disputed Claim without further Bankruptcy Court approval. Otherwise, the Debtor may only compromise, settle, and/or resolve such Disputed Claim with Bankruptcy Court approval.
     No Distributions Pending Allowance. Notwithstanding any other provision of the Plan, no Distribution shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.
     Withholding And Reporting Requirements. In connection with the Plan and all Distributions hereunder, the Debtor shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. The Debtor shall be authorized to take any and all actions that may be reasonably necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, withholding the Distribution to any Holder of an Allowed Claim who fails to provide a valid tax identification number or such other information that the Debtor may reasonably request.
     De Minimis Distributions and Contribution of De Minimis Post-Confirmation Assets to Charitable Organizations. Notwithstanding any provision in the Plan to the contrary, no Distribution shall be made in an amount less than twenty-five dollars ($25). If the amount to be distributed to any Class 1 Creditor never exceeds $24.99, such Distribution will be added to the Estate Assets and distributed to other Class 1 Creditors, or contributed to charity as provided herein. If after making the Distributions from the Assets as contemplated by this Plan, the remaining Estate Assets are equal to or less than $250.00, the disbursing agent shall be authorized, but is not directed, to contribute any such remaining Estate Assets to any qualified charitable organization located in New York County, New York that is organized pursuant to section 501(c)(3) of the United States Internal Revenue Code, as amended.
F. Treatment Of Executory Contracts And Unexpired Leases.
     Executory Contracts And Unexpired Leases Deemed Rejected. All of the Debtor’s executory contracts and unexpired leases shall be deemed rejected on the Effective Date except to the extent the Debtor previously has assumed, assumed and assigned, or rejected an executory contract or unexpired lease.
     Claims Based On Rejection Of Executory Contracts Or Unexpired Leases. Each Person who is a party to an executory contract or unexpired lease which is rejected pursuant to the Plan shall be entitled to file, not later than thirty (30) days after the Confirmation Date, a proof of claim for damages alleged to have arisen from the rejection of the executory contract or unexpired lease to which such Person is a party. Objections to any such proofs of claim shall be filed by the Debtor no later than 90 days after such proof of claim is filed. In the event an objection is Filed, the Bankruptcy Court shall determine the amount due and owing, if any, to the Person that Filed the proof of claim. The Debtor shall make a Distribution on account of such proof of claim as soon as is reasonably practicable after the entry of the Final Order allowing such proof of claim. The Debtor shall be authorized to settle or resolve any such objections in accordance with Article 7.5 hereof.
G. Effects Of Confirmation.
     The Plan provides that Confirmation will have the following effects on the Estate and Creditors.
     Legal Binding Effect. The provisions of the Plan shall bind all Holders of Claims and Interests and their respective successors and assigns.
     Exculpation And Limitation Of Liability. Notwithstanding any other provision of the Plan, no Holder of a Claim or Interest shall have any right of action against the Debtor, the Estate or any of their respective managers, officers, directors, agents, attorneys, investment bankers, financial advisors, other professionals, or any of their respective property and assets for any act or omission in connection with, relating to or arising out of the Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which constitute willful misconduct or gross negligence.
     H. RELEASES. RELEASES. ON THE EFFECTIVE DATE, THE DEBTOR AND THE ESTATE (COLLECTIVELY, THE “RELEASING PARTIES”) SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED (I) ALL MANAGERS, OFFICERS, DIRECTORS, PARENTS, AFFILIATES, AGENTS, ATTORNEYS, INVESTMENT BANKERS, FINANCIAL ADVISORS, AND PROFESSIONALS EMPLOYED BY THE RELEASING PARTIES; AND (II) ALL ATTORNEYS, INVESTMENT BANKERS, FINANCIAL ADVISORS, AND OTHER PROFESSIONALS EMPLOYED BY THE RELEASING PARTIES, OF AND FROM ANY CLAIM OR CAUSE OF ACTION, WHETHER KNOWN OR UNKNOWN,

ASSERTED OR NOT ASSERTED, SCHEDULED OR NOT SCHEDULED AND WHETHER ARISING UNDER THE BANKRUPTCY CODE OR OTHER APPLICABLE LAW, ARISING FROM OR RELATED TO ACTS OR OMISSIONS OCCURRING ON OR BEFORE THE EFFECTIVE DATE AND THE RELEASING PARTIES COVENANT NOT TO SUE ANY OF THE OTHER PARTIES IDENTIFIED IN (I) THROUGH (II) OF THIS PROVISION WITH RESPECT TO THE CLAIMS RELEASED HEREIN; PROVIDED, HOWEVER, NO SUCH PARTIES SHALL BE RELEASED AND DISCHARGED FROM OBLIGATIONS UNDER THE PLAN OR OF ANY CLAIM OR CAUSE OF ACTION ARISING FROM OR RELATED TO ACTS OR OMISSIONS INVOLVING WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR FRAUD CLAIMS; PROVIDED, FURTHER, HOWEVER, THAT NOTHING IN THE CONFIRMATION ORDER OR THIS PLAN SHALL EFFECT A RELEASE OF ANY CLAIM BY THE UNITED STATES GOVERNMENT OR ANY OF ITS AGENCIES OR ANY STATE AND LOCAL AUTHORITY WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY CLAIM ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE AND LOCAL AUTHORITY AGAINST THE RELEASED PARTIES, NOR SHALL ANYTHING IN THE CONFIRMATION ORDER OR THIS PLAN ENJOIN THE UNITED STATES OR ANY STATE OR LOCAL AUTHORITY FROM BRINGING ANY CLAIM, SUIT, ACTION OR OTHER PROCEEDINGS AGAINST THE RELEASED PARTIES FOR ANY LIABILITY WHATEVER, INCLUDING WITHOUT LIMITATION ANY CLAIM, SUIT OR ACTION ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE OR LOCAL AUTHORITY, NOR SHALL ANYTHING IN THE CONFIRMATION ORDER OR THE PLAN OF REORGANIZATION EXCULPATE ANY PARTY FROM ANY LIABILITY TO THE UNITED STATES GOVERNMENT OR ANY OF ITS AGENCIES OR ANY

STATE AND LOCAL AUTHORITY WHATSOEVER, INCLUDING ANY LIABILITIES ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE AND LOCAL AUTHORITY AGAINST THE RELEASED PARTIES.
     RELEASES BY CREDITORS. ON THE EFFECTIVE DATE, IN EXCHANGE FOR THE CONSIDERATION PROVIDED TO CREDITORS UNDER THIS PLAN EACH HOLDER OF A CLAIM SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED (I) THE RELEASING PARTIES; (II) ALL MANAGERS, OFFICERS, DIRECTORS, AGENTS, ATTORNEYS, INVESTMENT BANKERS, FINANCIAL ADVISORS, AND PROFESSIONALS EMPLOYED BY THE RELEASING PARTIES; AND (III) ALL ATTORNEYS, INVESTMENT BANKERS, FINANCIAL ADVISORS, AND OTHER PROFESSIONALS EMPLOYED BY THE RELEASING PARTIES, OF AND FROM ANY CLAIM OR CAUSE OF ACTION, WHETHER KNOWN OR UNKNOWN, ASSERTED OR NOT ASSERTED, SCHEDULED OR NOT SCHEDULED AND WHETHER ARISING UNDER THE BANKRUPTCY CODE OR OTHER APPLICABLE LAW, ARISING FROM OR RELATED TO ACTS OR OMISSIONS OCCURRING ON OR BEFORE THE EFFECTIVE DATE AND EACH HOLDER OF A CLAIM OR INTEREST COVENANTS NOT TO SUE ANY OF THE OTHER PARTIES IDENTIFIED IN (I) THROUGH (III) ABOVE (THE “RELEASED PARTIES”); PROVIDED, HOWEVER, THAT THE RELEASED PARTIES SHALL NOT BE RELEASED AND DISCHARGED FROM OBLIGATIONS UNDER THE PLAN OR OF ANY CLAIM OR CAUSE OF ACTION ARISING FROM OR RELATED TO ACTS OR OMISSIONS INVOLVING WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR FRAUD; PROVIDED, FURTHER, HOWEVER, THAT NOTHING IN THE CONFIRMATION ORDER OR THIS PLAN SHALL EFFECT A RELEASE OF ANY CLAIM BY THE UNITED STATES GOVERNMENT OR ANY OF ITS AGENCIES OR ANY STATE AND LOCAL

AUTHORITY WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY CLAIM ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE AND LOCAL AUTHORITY AGAINST THE RELEASED PARTIES, NOR SHALL ANYTHING IN THE CONFIRMATION ORDER OR THIS PLAN ENJOIN THE UNITED STATES OR ANY STATE OR LOCAL AUTHORITY FROM BRINGING ANY CLAIM, SUIT, ACTION OR OTHER PROCEEDINGS AGAINST THE RELEASED PARTIES FOR ANY LIABILITY WHATEVER, INCLUDING WITHOUT LIMITATION ANY CLAIM, SUIT OR ACTION ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE OR LOCAL AUTHORITY, NOR SHALL ANYTHING IN THE CONFIRMATION ORDER OR THE PLAN OF REORGANIZATION EXCULPATE ANY PARTY FROM ANY LIABILITY TO THE UNITED STATES GOVERNMENT OR ANY OF ITS AGENCIES OR ANY STATE AND LOCAL AUTHORITY WHATSOEVER, INCLUDING ANY LIABILITIES ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE AND LOCAL AUTHORITY AGAINST THE RELEASED PARTIES.
     Released Causes Of Action. From and after the Effective Date, all rights, claims, and Causes of Action of the Debtor or the Estate, whether known or unknown, asserted or not asserted, Scheduled or not Scheduled and whether arising under the Bankruptcy Code or other applicable law, are forever released. Nothing contained herein shall be deemed a waiver, release or discharge of any rights, claims, Causes of Action, or defenses which the Debtor or the Estate may have to the extent they are asserted by the Debtor as a defense, set off or third party claim.

I. Retention Of Jurisdiction.
     The Plan provides that pursuant to Bankruptcy Code sections 105 and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
     (a) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any application or request for payment of any Administrative Claim, and the resolution of any objections to the allowance or priority of Claims;
     (b) hear and determine all Professionals’ applications for compensation and reimbursement of expenses incurred in the Case;
     (c) determine any and all adversary proceedings, motions, applications, and contested or litigated matters, including, but not limited to, all Preserved Causes of Action vested in Estate, and consider and act upon the compromise and settlement of any Claim against, or Preserved Causes of Action on behalf of, the Estate;
     (d) enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection therewith;
     (e) hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection therewith;
     (f) consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     (g) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;
     (h) hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;
     (i) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Case;
     (j) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;
     (k) hear and determine all matters related to the property of the Estate, the Debtor from and after the Effective Date;
     (l) hear and determine such other matters as may be provided in the Confirmation Order and as may be authorized under the provisions of the Bankruptcy Code; and
     (m) enter a final decree closing the Case.
J. Miscellaneous Provisions Of The Plan.
     Severability Of Plan Provisions. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may be altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     Exemption From Transfer Taxes. In accordance with section 1146(a) of the Bankruptcy Code, the Bankruptcy Court will be requested to make findings, in the Confirmation Order, that the sale of the Debtor’s Assets pursuant to one or more Final Orders authorizing and approving such sale(s) shall not be taxed under any law imposing stamp or similar tax. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any stamp or similar tax.
     Interest Accrual. No post-petition interest shall accrue on any Claim or scheduled liability (including, but not limited to, Allowed Administrative Expense Claims).
     Allocation Of Plan Distributions Between Principal And Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first, and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.
     Rules Of Interpretation; Computation Of Time. For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or containing particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, and Exhibits, if any, are references to Sections, Articles, and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply. In computing any period of time prescribed or allowed by the Plan, unless otherwise specifically designated herein, the provisions of Bankruptcy Rule 9006(a) shall apply.
     Plan Documents. The Plan Documents, if any, are incorporated herein and are a part of the Plan as if set forth in full herein.
     Successors And Assigns. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.
     Governing Law. Unless a rule of law or procedure is supplied by federal law, including the Bankruptcy Code and Bankruptcy Rules, (a) the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, and (b) governance matters shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of law thereof.
     Modification Of The Plan. The Debtor may alter, amend, or modify the Plan or any Plan Documents under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, the Debtor may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially or adversely affect the treatment of Holders of Claims or Interests under the Plan; provided, however, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or Order of the Bankruptcy Court.

ARTICLE VI.
RISK FACTORS
     Holders of Claims against and Interests in the Debtor who are entitled to vote to accept or reject the Plan should carefully consider the risk factors set forth below prior to voting to accept or reject the Plan.
A. Failure To Receive Requisite Accepting Votes.
     In order for the Plan to be accepted, of those Holders of Claims who cast ballots, the affirmative vote of at least two-thirds (2/3) in dollar amount and one-half (1/2) in number of Allowed Claims in each voting class is required. If the requisite votes are not received to accept the Plan, and if the Plan is not confirmed by the Bankruptcy Court pursuant to the so-called “cram down” provision of section 1129(b) of the Bankruptcy Code, the Debtor may seek to liquidate the Estate in accordance with chapter 7 of the Bankruptcy Code. There can be no assurance that the terms of a liquidation under chapter 7 of the Bankruptcy Code would be similar to or as favorable to Holders of Claims and Interests as those proposed in the Plan. The Debtor believes that the financial results would not be as favorable to such Holders in a proceeding under chapter 7 of the Bankruptcy Code.
B. Risk of Non-Confirmation Of The Plan.
     Although the Debtor believes that the Plan satisfies all legal requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will confirm the Plan. There can also be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes to accept or reject the Plan.
C. Risk Of Additional Or Larger Claims.
     The Disclosure Statement and its attached exhibits necessarily include estimates, including estimates of future events. These estimates include, but are not limited to estimates of expenses, the total amount of Claims that will be asserted against the Debtor and the outcome of Disputed Claims. The Debtor believes that the estimates presented are reasonable and appropriate under the circumstances. Nevertheless, there is a risk that unforeseen future events may cause one or more of these estimates to be materially inaccurate. Among the potential risks is the risk that additional pre-petition or Administrative Expense Claims may be asserted, that Disputed Claims may be resolved at higher amounts than expected or that the resolution of such Claims may require the expenditure of unanticipated professional fees. If one or more of these estimates proves to be inaccurate, the amount of funds available for Distribution pursuant to the Plan may be reduced.
ARTICLE VII.
FEASIBILITY OF THE PLAN
     As a condition to Confirmation, Bankruptcy Code section 1129(a)(11) requires that the proponents of a plan show that confirmation is not likely to be followed by the liquidation of the debtor or the need for further financial reorganization, unless such liquidation or reorganization is a component of the Plan. The Plan provides for the Debtor’s Assets to be liquidated for the benefit of Holders of Claims in the manner and on the terms set forth in the Plan. Accordingly, the Debtor submits that the requirements of Bankruptcy Code section 1129(a)(11) are inapplicable in the Debtor’s Case.
ARTICLE VIII.
BEST INTERESTS TEST
     Notwithstanding acceptance of a chapter 11 plan by each impaired class, to confirm the Plan the Bankruptcy Court must determine that the Plan is in the best interests of each Holder of Claims or Interests that has not voted to accept the plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the best interests test of Bankruptcy Code section 1129(a)(7) requires that the Bankruptcy Court find that the plan provides to each Holder of such Claim or Interest a recovery on account thereof that has a value at least equal to the amount that such holder would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

     To estimate the recovery of an impaired holder of a Claim or Interest under a chapter 7 liquidation, the Bankruptcy Court first determines the aggregate dollar amount that would be available if the chapter 11 case were converted to a chapter 7 case and the assets of the Debtor were liquidated by a chapter 7 trustee. The liquidation value would consist of the net proceeds of the disposition of the Debtor’s assets and cash held by the Debtor, reduced by the additional increased costs of liquidation and the administrative claims that would arise in a chapter 7 liquidation case but that do not arise in a chapter 11 case.
     The additional costs and expenses of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a chapter 7 trustee and compensation for services rendered and reimbursement of disbursements incurred on behalf of such trustee’s counsel and other professionals, disposition expenses, litigation costs, and claims arising during the pendency of the chapter 7 liquidation case. The liquidation itself may trigger certain priority claims, which must be paid out of liquidation proceeds before the balance is made available to pay other claims.
     In a chapter 7 liquidation, Holders of Claims would likely receive a lesser distribution from the Debtor than under the Plan. As more fully set forth in the liquidation analysis, the Debtor believes that creditors will receive no distribution in a chapter 7 liquidation versus a distribution of approximately 3.25% under the Plan. Therefore, because the Plan calls for the payment of a greater distribution to Holders of Claims than would be paid in a chapter 7 liquidation, the Debtor believes that the Plan is the more favorable alternative. Accordingly, the Debtor submits that the Plan satisfies the best interests test set forth in section 1129(a)(7) of the Bankruptcy Code.
     A liquidation analysis is annexed hereto as Exhibit B to assist interested parties in ascertaining whether the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

ARTICLE IX.
TAX CONSEQUENCES OF CONFIRMATION
A. Circular 230 Disclaimer.
     To ensure compliance with requirements imposed by the Internal Revenue Service (the “IRS”), we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or tax-related matter(s) addressed herein.
     Confirmation may have federal income tax consequences for the Debtor and Holders of Claims or Interests. The Debtor has not obtained and does not intend to request a ruling from the IRS, nor has the Debtor obtained an opinion of counsel with respect to any tax matters. Any federal income tax matters raised by Confirmation of the Plan are governed by the Internal Revenue Code and the regulations promulgated thereunder. Creditors and Holders of Interests are urged to consult their own counsel and tax advisors as to the consequences to them, under federal and applicable state, local and foreign tax laws, of the Plan. The following is intended to be a summary only and not a substitute for careful tax planning with a tax professional. The federal, state and local tax consequences of the Plan may be complex in some circumstances and, in some cases, uncertain. Accordingly, each Holder of a Claim or Interest is strongly urged to consult with his or her own tax advisor regarding the federal, state and local tax consequences of the Plan.
B. Tax Consequences To The Debtor.
     The Debtor may not recognize income as a result of the discharge of debt pursuant to the Plan because section 108 of the Internal Revenue Code provides that taxpayers in bankruptcy proceedings do not recognize income from the discharge of debt. However, a taxpayer is required to reduce its “tax attributes” by the amount of the debt discharged. Tax attributes are reduced in the following order: (i) net operating losses; (ii) general business credits; (iii) capital loss carryovers; (iv) basis in assets; and (v) foreign tax credits.
C. Tax Consequences To Unsecured Creditors.
     An unsecured Creditor that receives only Cash in satisfaction of its Claim may recognize gain or loss, with respect to the principal amount of the Claim, equal to the difference between (i) the Creditor’s basis in the Claim (other than the portion of the Claim, if any, attributable to accrued interest), and (ii) the balance of the Cash received after any allocation to accrued interest. The character of the gain or loss as capital gain or loss, or ordinary income or loss, will generally be determined by whether the Claim is a capital asset in the Creditor’s hands. A Creditor will also recognize ordinary income or loss in respect of consideration received for accrued interest on the Claim.
D. Disclaimer.
     Holders of Claims or Interests should not rely on this Disclosure Statement with respect to the tax consequences of the Plan. They should consult with their own tax counsel or advisor. The discussion of tax consequences in this Disclosure Statement is not intended to be a complete discussion or analysis.
ARTICLE X.
CONCLUSION
     Based on the information in this Disclosure Statement, the Debtor believes that confirmation of the Plan is in the best interests of the Debtor, the Estate and holders of Claims against and Interests in the Debtor. Accordingly, the Debtor asks that Creditors vote in favor of the Plan on the enclosed ballot and return the ballot as described above and on the ballot.

RECOMMENDATION
     THE DEBTOR RECOMMENDS THAT YOU VOTE TO “ACCEPT” THE PLAN.
     THE DEBTOR BELIEVES THAT CONFIRMATION OF THE PLAN IS PREFERABLE TO ANY OF THE ALTERNATIVES DESCRIBED ABOVE AND THAT THE PLAN IS DESIGNED TO PROVIDE GREATER RECOVERIES THAN THOSE AVAILABLE IN ANY OTHER FORM OF LIQUIDATION. ANY OTHER ALTERNATIVE WOULD CAUSE SIGNIFICANT DELAY AND UNCERTAINTY, AS WELL AS ADDITIONAL ADMINISTRATIVE COSTS.
     THE DEBTOR SUPPORTS THE PLAN.

Respectfully submitted, IFL CORP. Debtor and Debtor in Possession
By:	/s/ Michael Keefe
Michael Keefe

LOWENSTEIN SANDLER PC
By:	/s/ S. Jason Teele
Sharon L. Levine, Esq. (Admitted Pro Hac Vice)
S. Jason Teele, Esq.
Timothy R. Wheeler, Esq.
1251 Avenue of the Americas, 18th Floor
New York, New York 10020
Telephone: 973.597.2500
Facsimile: 973.597.2400
— and —
65 Livingston Avenue
Roseland, New Jersey 07068

Counsel to the Debtor and Debtor in Possession

Dated:	August 5, 2009 New York, New York

EXHIBIT A

Exhibit 99.2
UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

In re:		Chapter 11

IFL Corp.,		Case No. 08-13589 (MG)

Debtor.
DEBTOR’S PLAN OF LIQUIDATION
LOWENSTEIN SANDLER PC
Sharon L. Levine, Esq. (Admitted Pro Hac Vice)
S. Jason Teele, Esq.
Timothy R. Wheeler, Esq.
1251 Avenue of the Americas, 18th Floor
New York, New York 10020
Telephone: 973.597.2500
Facsimile: 973.597.2400
— and —
65 Livingston Avenue
Roseland, New Jersey 07068
Counsel to the Debtor and Debtor in Possession
Dated: August 5, 2009

-i-

     IFL Corp. as debtor and debtor-in-possession (the “Debtor”), pursuant to the provisions of chapter 11 of the Bankruptcy Code, submits this Plan of Liquidation (the “Plan”) for resolution of its outstanding Claims and Interests (as those terms are defined herein). For a discussion of the Debtor’s history, business, chapter 11 case, and for a summary and analysis of the Plan and related matters, reference is made to the Disclosure Statement that is being distributed herewith. In the event of any inconsistencies between the Plan and Disclosure Statement, the terms of the Plan shall control.
     Subject to the restrictions on modification of the Plan set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and the provisions of this Plan, the Debtor expressly reserves the right to alter, amend or modify this Plan, before its substantial consummation.
ARTICLE XI.
CERTAIN DEFINITIONS
     Unless otherwise provided in the Plan, all capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in of the Bankruptcy Code. For the purposes of the Plan, the following terms shall have the meanings set forth below.
     A. “Administrative Expense Claim” means a Claim for the costs and expenses of administration of the Case allowed under Sections 503(b), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtor’s Estate and operating the business of the Debtor (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including Claims related to taxes which accrued after the Petition Date, but excluding Claims related to taxes which accrued on or before the Petition Date); and, (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses allowed by the Bankruptcy Court under Sections 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date.

     B. “Allowed Administrative Expense Claim” means that portion of an Allowed Claim for costs and expenses of administration of the Case allowed under Sections 503(b), 507(b) or, if applicable, Section 1114(e)(2) of the Bankruptcy Code and/or 28 U.S.C. Section 1930.
     C. “Allowed Claim” means a Claim (a) as to which no objection or request for estimation has been filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court; or (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is Allowed (i) by a Final Order; (ii) by an agreement between the Holder of such Claim and the Debtor; or (iii) pursuant to the terms of the Plan. For purposes of computing distributions under the Plan, the term “Allowed Claim” shall not include interest on such Claim from and after the Petition Date, except as provided in Section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in the Plan.
     D. “Asset” means all of the right, title and interest of the Debtor in and to Property of whatsoever type or nature (real, personal and mixed) including Property of the Estate as such Property is defined in Section 541 of the Bankruptcy Code, including Cash, Claims, rights, interests and Property, real and personal, tangible and intangible, and all Causes of Action that are not Released Causes of Action.
     E. “Avoidance Actions” means a cause of action of the Debtor pursuant to Sections 510 and 542 through 553 of the Bankruptcy Code.
     F. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq., as now in effect or hereafter amended.
     G. “Bankruptcy Court” means the United States District Court for the Southern District of New York and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the United States Bankruptcy Court for the Southern District of New York or any court having competent jurisdiction to enter the Confirmation Order.

     H. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, the Local Rules of the United States District Court for the Southern District of New York, and the Local Rules of the Bankruptcy Court, as applicable to the Case or proceedings therein, as the case may be.
     I. “Bankruptcy Schedules” means the schedules of assets and liabilities, lists of executory contracts and unexpired leases, statements of financial affairs, and related information filed by the Debtor pursuant to Bankruptcy Rule 1007, as same may be amended or supplemented from time to time.
     J. “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as referenced in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.
     K. “Case” means the chapter 11 case assigned Case No. 08-13589 (MG) in the Bankruptcy Court styled, In re IFL Corp.
     L. “Cash” means legal tender of the United States of America and equivalents thereof.
     M. “Cause of Action” or “Causes of Action” means all rights, claims, and causes of action of the Debtor or the Estate, whether known or unknown, asserted or not asserted, Scheduled or not Scheduled and whether arising under the Bankruptcy Code or other applicable law, including but not limited to Avoidance Actions.
     N. “Claim” means a claim against the Debtor as defined in section 101(5) of the Bankruptcy Code.
     O. “Claims Objection Deadline” shall mean that date which is 90 days after the Effective Date or as otherwise extended by the Bankruptcy Court.
     P. “Class” means all of the Holders of Claims or Interests having characteristics substantially similar to the other Claims or Interests and which have been designated as a class in the Plan.

     Q. “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.
     R. “Confirmation Hearing” means the hearing or hearings before the Bankruptcy Court at which the Bankruptcy Court will consider confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.
     S. “Confirmation Order” means the order of the Bankruptcy Court, in form and substance satisfactory to the Debtor, confirming the Plan pursuant section 1129 of the Bankruptcy Code.
     T. “Creditor” means a Holder of a Claim.
     U. “Debtor” means IFL Corp., a Delaware corporation, with its principal place of business located at 7365 Main Street, #191, Stratford, CT 06614.
     V. “Disclosure Statement” means the First Amended Disclosure Statement for the Debtor’s Plan of Liquidation dated August 5, 2009, together with any supplements, amendments, or modifications thereto.
     W. “Disputed Claim” means any Claim as to which the Debtor has interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any Claim otherwise disputed by the Debtor in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.
     X. “Distribution” means the payment by the Debtor to the Holders of Allowed Claims and Interests pursuant to the Plan from the Estate Assets.
     Y. “Distribution Date” means the date on which a Distribution is made under the Plan, which date shall be not later than 90 days following the Effective Date.
     Z. “Effective Date” means the first Business Day after which all conditions precedent to the effectiveness of the Plan have been satisfied or waived as provided in the Plan, unless extended by the Debtor.

     AA. “Estate” means the Estate created by section 541 of the Bankruptcy Code upon the commencement of the Case.
     BB. “Estate Assets” means all Assets of the Estate, including but not limited to, all available cash.
     CC. “Filed” means filed with the Bankruptcy Court in the Debtor’s Case.
     DD. “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction on its docket as to which (a) the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending; or (b) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or a similar rule under the Federal Rules of Bankruptcy Procedure may be filed with respect to such order.
     EE. “General Unsecured Claim” means any unsecured Claim against the Debtor, other than an Administrative Claim, Priority Claim, or Interest in the Debtor.
     FF. “Holder” means any Person holding a Claim or Interest against the Debtor’s Estate.
     GG. “Impaired” shall have the meaning set forth in section 1124 of the Bankruptcy Code.
     HH. “Insider” shall have the meaning set forth in section 101(31) of the Bankruptcy Code.

     II. “Interest” means the legal, equitable, contractual and other rights of the Holders of any equity interest in the Debtor, including the rights of any Person to purchase or demand the issuance of any Interest, including (a) conversion, exchange, voting, participation and dividend rights; (b) liquidations preferences; (c) stock options, warrants and put rights; and (d) share-appreciation rights; or (e) any other stock right pertaining or in any way relating to the Debtor.
     JJ. “Lien” means any charge against, or interest in, property to secure payment of a debt or performance of a Claim.
     KK. “Person” means any person or entity of any nature whatsoever, specifically including, but not limited to, an individual, firm, company, corporation, partnership, trust, governmental unit, joint venture, association, joint stock company, limited liability company, estate, unincorporated organization or other entity.
     LL. “Petition Date” means September 15, 2008, the date on which the Debtor commenced its Case in the Bankruptcy Court.
     MM. “Plan” means this Plan of Liquidation, as it may be amended, modified, or supplemented from time to time as permitted herein.
     NN. “Plan Documents” means all documents, forms, lists, and agreements, if any, contemplated under the Plan to effectuate the terms hereof.
     OO. “Priority Claim” means all Claims that are entitled to priority pursuant to sections 502 and/or 507(a) of the Bankruptcy Code and that are not Administrative Expense Claims.
     PP. “Professionals” shall mean those Persons (i) employed pursuant to an order of the Bankruptcy Court in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (ii) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

     QQ. “Proof of Claim” means a written statement setting forth a Creditor’s Claim and conforming substantially to the appropriate official form.
     RR. “Property” means all Property of the Debtor’s estate of any nature whatsoever, real or personal, tangible or intangible, owned by the Debtor as of the Confirmation Date as defined in section 541 of the Bankruptcy Code.
     SS. “Pro Rata” means the proportion that the amount of an Allowed Claim in a particular Class bears, respectively, to the aggregate amount of all Claims in such Class, including Disputed Claims but excluding Disallowed Claims. For purposes of this calculation, the amount of a Disputed Claim will equal the lesser of (a) its face amount, and (b) the amount estimated as allowable by the Bankruptcy Court.
     TT. “Unimpaired” shall mean any Claim that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.
     UU. “U.S. Trustee Fees” means fees payable pursuant to 28 U.S.C. § 1930.
ARTICLE XII.
CLASSIFICATION OF CLAIMS AND INTERESTS
     A. All Claims and Interests, Administrative Claims and Priority Claims, are placed into the Classes set forth below. Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Claims, are not classified in the Plan. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, discharged, released or otherwise settled prior to the Effective Date.
     B. Unclassified Claims. Except for Priority Claims, which are Impaired only to the extent permitted by the Bankruptcy Code, unclassified Claims are not Impaired by the Plan. Each Holder of an Unclassified Claim is conclusively presumed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Following are the unclassified Claims: Priority Claims and Administrative Expense Claims.
     C. Unimpaired Classes of Claims. Each Holder of an unimpaired Claim is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan.
     D. Impaired Classes of Claims. Each Holder of a Claim placed in one of the following Classes entitled to vote to accept or reject the Plan.
          1. Class 1 (General Unsecured Claims). Class 1 consists of all unsecured, nonpriority Claims not otherwise classified herein.
          2. Class 2 (Convenience Claims). Class 2 consists of all unsecured, nonpriority Claims as of the Petition Date in the amount of $2,000.00 or less; provided, however, that if the Holder of an unsecured, nonpriority Claim in an amount greater than $2,000.00 shall make an election in writing to the Debtor on or before the Effective Date to reduce such Claim to $2,000.00, such Claim shall be reduced and treated as a Convenience Claim for all purposes.
     E. Class of Interests.
          1. Class 3 (Interests). Class 3 consists of the Claims of Holders of Interests. Holders of Interests will receive no distributions under the Plan and thus are presumed to have rejected the Plan and therefore are not entitled to vote to accept or reject the Plan.
ARTICLE XIII.
TREATMENT OF UNCLASSIFIED CLAIMS
     A. Administrative Expense Claims and Priority Claims. The legal and equitable rights of the holders of Administrative Expense Claims and Priority Claims, including Priority Claims asserted by taxing authorities, are unaltered by the Plan. As soon as reasonably practicable after the later of (i) the Effective Date, and (ii) the date on which such Administrative Expense Claim or Priority Claim becomes an Allowed

Administrative Expense Claim or Priority Claim, the Debtor shall pay to each such Holder, in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Expense Claim or Priority Claim (A) Cash equal to the amount of such Allowed Administrative Expense Claim or Priority Claim, or (B) such other treatment as to which the Debtor and the Holder of such Allowed Administrative Expense Claim or Priority Claim shall have agreed upon in writing.
          1. Bar Dates for Administrative Expense Claims. The Confirmation Order will establish an Administrative Expense Claims Bar Date for filing Administrative Expense Claims, except for Claims of the kind specified in section 3.1(b) hereof, which date will be thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Holders of Administrative Expense Claims that are subject to the Administrative Expense Claims Bar Date shall submit requests for payment on or before such Administrative Expense Claims Bar Date or forever be barred from submitting any request on account of such Administrative Expense Claim. The Debtor believes there are no Administrative Expense Claims other than the kind specified in section 3.1(b) hereof.
          2. Applications for Professional Fees. All applications by Professionals for compensation and reimbursement of expenses in connection with the Case prior to the Effective Date are Administrative Expense Claims and shall be filed with the Bankruptcy Court within ninety (90) days after the Effective Date. Any such application not filed within ninety (90) days after the Effective Date shall be deemed waived and the Holder of such Claim shall be forever barred from receiving payment on account thereof.

     B. U.S. Trustee Fees. On or before the Effective Date, the Debtor shall pay all unpaid U.S. Trustee Fees, if any. All U.S. Trustee Fees incurred after the Effective Date shall be timely paid by the Debtor as such U.S. Trustee fees become due and payable but in any event, prior to the entry of an order closing the Case.
ARTICLE XIV.
TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS
     A. Class 1 (General Unsecured Claims). As soon as reasonably practicable after the later of (i) the Effective Date and (ii) the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, the Debtor shall pay to each Holder of an Allowed General Unsecured Claim, in full satisfaction, settlement of, and in exchange for, such Holder’s Pro Rata share of the Estate Assets; provided, however, that no holder of an Allowed General Unsecured Claim shall be entitled to receive more than the amount of such Allowed Claim; provided further, that the Pro Rata share of the Estate Assets allocable to the Holders of Class 1 Claims shall be determined after calculating the payment to Holders of Class 2 Convenience Claims.
     B. Class 2 (Convenience Claims). As soon as practicable after the later of (i) the Effective Date and (ii) the date on which a Convenience Claim becomes an Allowed Convenience Claim, the Debtor shall pay to the Holder of such Claim from the Estate Assets, in full payment, satisfaction and release and in exchange for such Allowed Claim, Cash in the amount of eighty percent (80%) of its Allowed Convenience Claim, up to a maximum amount of $1,600.00; provided, however, that in the event holders of Class 1 General Unsecured Claims are to be paid 100% of the face value of their Allowed Claims, holders of Class 2 Convenience Claims shall also be paid 100% of the face value of their claims to the extent there are sufficient Estate Assets.
     C. Class 3 (Interests). On the Effective Date, the Debtor’s equity interests shall be extinguished and cancelled. The Holders of Class 3 Interests shall receive no distributions under the Plan.

ARTICLE XV.
ACCEPTANCE OR REJECTION OF THE PLAN
     A. Classes Entitled to Vote. The Holders of Claims in Class 1 and Class 2 shall be entitled to vote to accept or reject the Plan.
     B. Acceptance by Impaired Classes of Claims. An Impaired Class of Claims shall have accepted the Plan if (a) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.
     C. Cramdown. If each Impaired Class of Claims does not accept the Plan, the Debtor requests confirmation of the Plan under section 1129(b) of the Bankruptcy Code. The Debtor reserves the right to modify the Plan to the extent that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification of the Plan or for any other reason in its discretion.
ARTICLE XVI.
MEANS FOR IMPLEMENTATION OF THE PLAN
     A. Conditions Precedent to the Effective Date. Each of the following events shall occur on or before the Effective Date:
          1. the Confirmation Order, in a form and substance reasonably acceptable to the Debtor and which shall include one or more findings that (i) the Plan was proposed in good faith and (ii) the Plan satisfies the applicable provisions of the Bankruptcy Code as set forth in 1125(e) of the Bankruptcy Code, shall have been entered by the Bankruptcy Court and shall be a Final Order; and
          2. the Bankruptcy Court shall have determined that the Debtor is duly authorized to take the actions contemplated in the Plan which approval and authorization may be set forth in the Confirmation Order.

     B. Waiver of Conditions Precedent to the Effective Date. The Debtor may waive in writing any or all of the conditions precedent to the Effective Date set forth in Section 6.1, whereupon the Effective Date shall occur without further action by any Person.
     C. Cancellation of Instruments and Stock. On the Effective Date (i) all Interests in the Debtor; (ii) any and all stock options (including, but not limited to, all stock options granted to the Debtor’s employees); (iii) any and all warrants; and (iv) any instrument evidencing or creating any indebtedness or obligation of the Debtor, except such instruments that are reinstated or amended and restated under the Plan, shall be cancelled and extinguished. Additionally, as of the Effective Date, all Interests in the Debtor, and any and all warrants, options, rights or interests with respect to equity interest in the Debtor that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.
     D. Dissolution of the Debtor. On the Distribution Date, the Debtor shall be dissolved as a corporate entity under the laws of the State of Delaware without further action by the Debtor, the Bankruptcy Court, any federal or state governmental unit, or any other Person.
ARTICLE XVII.
PROVISIONS GOVERNING DISTRIBUTIONS GENERALLY
     A. Disbursing Agent. The Debtor shall be the disbursing agent for all Distributions to be made under the Plan.
     B. Distributions for Claims Allowed as of the Effective Date. Except as otherwise ordered by the Bankruptcy Court, Distributions to Holders of Allowed Claims shall be made on the Distribution Date; provided, however, that Distributions on account of Claims that first become Allowed Claims after the Distribution Date shall be made as soon as reasonably practicable after such Claim becomes an Allowed Claim.
     C. Means of Cash Payment. Cash payments made pursuant to the Plan shall be in U.S. funds, by the means, including by check or wire transfer, determined by the Debtor.

     D. Delivery of Distributions. Distributions to Holders of Allowed Claims pursuant to the Plan shall be made (a) at the addresses set forth on the Proofs of Claim Filed by such Holders (or at the last known addresses of such Holders if no Proof of Claim is Filed or if the Debtor has been notified of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Debtor; or (c) if no Proof of Claim has been Filed and the Debtor has not received a written notice of a change of address, at the address reflected in the Debtor’s Schedules of Assets and Liabilities. Any Distributions that are either undeliverable or returned to the Debtor and unclaimed by the Holder within sixty (60) days shall be forfeited to the Estate and re-distributed to Holders of Allowed Claims in accordance with this Plan.
     E. Claims Objection Deadline; Prosecution of Objections. As soon as reasonably practicable, but in no event later than the Claims Objection Deadline (unless extended, after notice to those creditors who requested notice in accordance with Bankruptcy Rule 2002, by an Order of the Bankruptcy Court), the Debtor may File objections to Claims and serve such objections upon the Holders of each of the Claims to which objections are made. Nothing contained herein shall limit the Debtor’s right to object to Claims, if any, Filed or amended after the Claims Objection Deadline. Pending the Bankruptcy Court’s adjudication of such objection(s), the Debtor shall reserve an amount of funds equal to the Pro Rata Share of Estate Assets for each Disputed Claims based on the asserted amount of each such Disputed Claim. The Debtor shall be authorized to resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having competent jurisdiction the validity, nature, and/or amount thereof. If the Debtor and the Holder of a Disputed Claim agree to compromise, settle, and/or resolve a Disputed Claim by granting such Holder an Allowed Claim in the amount of $50,000 or less, then the Debtor may compromise, settle, and/or resolve such Disputed Claim without further

Bankruptcy Court approval. Otherwise, the Debtor may only compromise, settle, and/or resolve such Disputed Claim with Bankruptcy Court approval.
     F. No Distributions Pending Allowance. Notwithstanding any other provision of the Plan, no Distribution shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.
     G. Withholding and Reporting Requirements. In connection with the Plan and all Distributions hereunder, the Debtor shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. The Debtor shall be authorized to take any and all actions that may be reasonably necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, withholding the Distribution to any Holder of an Allowed Claim who fails to provide a valid tax identification number or such other information that the Debtor may reasonably request.
     H. De Minimis Distributions and Contribution of De Minimis Post-Confirmation Assets to Charitable Organizations. Notwithstanding any provision in the Plan to the contrary, no Distribution shall be made in an amount less than twenty-five dollars ($25). If the amount to be distributed to any Class 1 Creditor never exceeds $24.99, such Distribution will be added to the Estate Assets and distributed to other Class 1 Creditors, or contributed to charity as provided herein. If after making the Distributions from the Assets as contemplated by this Plan, the remaining Estate Assets are equal to or less than $250.00, the disbursing agent shall be authorized, but is not directed, to contribute any such remaining Estate Assets to any qualified charitable organization located in New York County, New York that is organized pursuant to section 501(c)(3) of the United States Internal Revenue Code, as amended.

ARTICLE XVIII.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     A. Executory Contracts and Unexpired Leases Deemed Rejected. All of the Debtor’s executory contracts and unexpired leases shall be deemed rejected on the Effective Date except to the extent the Debtor previously has assumed, assumed and assigned, or rejected an executory contract or unexpired lease.
     B. Claims Based on Rejection of Executory Contracts or Unexpired Leases. Each Person who is a party to an executory contract or unexpired lease which is rejected pursuant to the Plan shall be entitled to file, not later than thirty (30) days after the Confirmation Date, a proof of claim for damages alleged to have arisen from the rejection of the executory contract or unexpired lease to which such Person is a party. Objections to any such proofs of claim shall be filed by the Debtor no later than 90 days after such proof of claim is filed. In the event an objection is Filed, the Bankruptcy Court shall determine the amount due and owing, if any, to the Person that Filed the proof of claim. The Debtor shall make a Distribution on account of such proof of claim as soon as is reasonably practicable after the entry of the Final Order allowing such proof of claim. The Debtor shall be authorized to settle or resolve any such objections in accordance with Article 7.5 hereof.
ARTICLE XIX.
EFFECTS OF CONFIRMATION
     A. Legal Binding Effect. The provisions of the Plan shall bind all Holders of Claims and Interests and their respective successors and assigns.
     B. Exculpation and Limitation of Liability. Notwithstanding any other provision of the Plan, no Holder of a Claim or Interest shall have any right of action against the Debtor, the Estate or any of their respective managers, officers, directors, agents, attorneys, investment bankers, financial advisors, other professionals, or any of their respective property and assets for any act or omission in connection with, relating to or arising out of the Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which constitute willful misconduct or gross negligence.
     C. RELEASES. ON THE EFFECTIVE DATE, THE DEBTOR AND THE ESTATE (COLLECTIVELY, THE “RELEASING PARTIES”) SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED (I) ALL MANAGERS, OFFICERS, DIRECTORS, PARENTS, AFFILIATES, AGENTS, ATTORNEYS, INVESTMENT BANKERS, FINANCIAL ADVISORS, AND PROFESSIONALS EMPLOYED BY THE RELEASING PARTIES; AND (II) ALL ATTORNEYS, INVESTMENT BANKERS, FINANCIAL ADVISORS, AND OTHER PROFESSIONALS EMPLOYED BY THE RELEASING PARTIES, OF AND FROM ANY CLAIM OR CAUSE OF ACTION, WHETHER KNOWN OR UNKNOWN, ASSERTED OR NOT ASSERTED, SCHEDULED OR NOT SCHEDULED AND WHETHER ARISING UNDER THE BANKRUPTCY CODE OR OTHER APPLICABLE LAW, ARISING FROM OR RELATED TO ACTS OR OMISSIONS OCCURRING ON OR BEFORE THE EFFECTIVE DATE AND THE RELEASING PARTIES COVENANT NOT TO SUE ANY OF THE OTHER PARTIES IDENTIFIED IN (I) THROUGH (II) OF THIS PROVISION WITH RESPECT TO THE CLAIMS RELEASED HEREIN; PROVIDED, HOWEVER, NO SUCH PARTIES SHALL BE RELEASED AND DISCHARGED FROM OBLIGATIONS UNDER THE PLAN OR OF ANY CLAIM OR CAUSE OF ACTION ARISING FROM OR RELATED TO ACTS OR OMISSIONS INVOLVING WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR FRAUD CLAIMS; PROVIDED, FURTHER, HOWEVER, THAT NOTHING IN THE CONFIRMATION ORDER OR THIS PLAN SHALL EFFECT A RELEASE OF ANY CLAIM BY THE UNITED STATES GOVERNMENT OR ANY OF ITS AGENCIES OR ANY STATE AND LOCAL AUTHORITY WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY CLAIM ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE AND LOCAL

AUTHORITY AGAINST THE RELEASED PARTIES, NOR SHALL ANYTHING IN THE CONFIRMATION ORDER OR THIS PLAN ENJOIN THE UNITED STATES OR ANY STATE OR LOCAL AUTHORITY FROM BRINGING ANY CLAIM, SUIT, ACTION OR OTHER PROCEEDINGS AGAINST THE RELEASED PARTIES FOR ANY LIABILITY WHATEVER, INCLUDING WITHOUT LIMITATION ANY CLAIM, SUIT OR ACTION ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE OR LOCAL AUTHORITY, NOR SHALL ANYTHING IN THE CONFIRMATION ORDER OR THE PLAN OF REORGANIZATION EXCULPATE ANY PARTY FROM ANY LIABILITY TO THE UNITED STATES GOVERNMENT OR ANY OF ITS AGENCIES OR ANY STATE AND LOCAL AUTHORITY WHATSOEVER, INCLUDING ANY LIABILITIES ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE AND LOCAL AUTHORITY AGAINST THE RELEASED PARTIES.
     D. RELEASES BY CREDITORS. ON THE EFFECTIVE DATE, IN EXCHANGE FOR THE CONSIDERATION PROVIDED TO CREDITORS UNDER THIS PLAN, EACH HOLDER OF A CLAIM SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED (I) THE RELEASING PARTIES; (II) ALL MANAGERS, OFFICERS, DIRECTORS, AGENTS, ATTORNEYS, INVESTMENT BANKERS, FINANCIAL ADVISORS, AND PROFESSIONALS EMPLOYED BY THE RELEASING PARTIES; AND (III) ALL ATTORNEYS, INVESTMENT BANKERS, FINANCIAL ADVISORS, AND OTHER PROFESSIONALS EMPLOYED BY THE RELEASING PARTIES, OF AND FROM ANY CLAIM OR CAUSE OF ACTION, WHETHER KNOWN OR UNKNOWN, ASSERTED OR NOT ASSERTED, SCHEDULED OR NOT SCHEDULED AND WHETHER ARISING UNDER THE BANKRUPTCY CODE OR OTHER APPLICABLE LAW, ARISING FROM OR RELATED TO ACTS OR OMISSIONS OCCURRING ON OR BEFORE THE EFFECTIVE DATE AND EACH HOLDER OF A CLAIM OR INTEREST COVENANTS NOT TO SUE

ANY OF THE OTHER PARTIES IDENTIFIED IN (I) THROUGH (III) OF THIS ARTICLE 9.4 (THE “RELEASED PARTIES”); PROVIDED, HOWEVER, THAT THE RELEASED PARTIES SHALL NOT BE RELEASED AND DISCHARGED FROM OBLIGATIONS UNDER THE PLAN OR OF ANY CLAIM OR CAUSE OF ACTION ARISING FROM OR RELATED TO ACTS OR OMISSIONS INVOLVING WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR FRAUD; PROVIDED, FURTHER, HOWEVER, THAT NOTHING IN THE CONFIRMATION ORDER OR THIS PLAN SHALL EFFECT A RELEASE OF ANY CLAIM BY THE UNITED STATES GOVERNMENT OR ANY OF ITS AGENCIES OR ANY STATE AND LOCAL AUTHORITY WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY CLAIM ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE AND LOCAL AUTHORITY AGAINST THE RELEASED PARTIES, NOR SHALL ANYTHING IN THE CONFIRMATION ORDER OR THIS PLAN ENJOIN THE UNITED STATES OR ANY STATE OR LOCAL AUTHORITY FROM BRINGING ANY CLAIM, SUIT, ACTION OR OTHER PROCEEDINGS AGAINST THE RELEASED PARTIES FOR ANY LIABILITY WHATEVER, INCLUDING WITHOUT LIMITATION ANY CLAIM, SUIT OR ACTION ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE OR LOCAL AUTHORITY, NOR SHALL ANYTHING IN THE CONFIRMATION ORDER OR THE PLAN OF REORGANIZATION EXCULPATE ANY PARTY FROM ANY LIABILITY TO THE UNITED STATES GOVERNMENT OR ANY OF ITS AGENCIES OR ANY STATE AND LOCAL AUTHORITY WHATSOEVER, INCLUDING ANY LIABILITIES ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE AND LOCAL AUTHORITY AGAINST THE RELEASED PARTIES.
     E. Release of Causes of Action. From and after the Effective Date, all rights, claims, and Causes of Action of the Debtor or the Estate, whether known or unknown, asserted or not asserted, Scheduled or not Scheduled and whether arising under the Bankruptcy Code or other applicable law, are forever released. Nothing contained herein shall be deemed a waiver, release or discharge of any rights, claims, Causes of Action, or defenses which the Debtor or the Estate may have to the extent they are asserted by the Debtor as a defense, set off or third party claim.
ARTICLE XX.
RETENTION OF JURISDICTION
     A. Retention of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
          (a) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any application or request for payment of any Administrative Claim, and the resolution of any objections to the allowance or priority of Claims;
          (b) hear and determine all Professionals’ applications for compensation and reimbursement of expenses incurred in the Case;
          (c) determine any and all adversary proceedings, motions, applications, and contested or litigated matters, including, but not limited to, all Preserved Causes of Action, and consider and act upon the compromise and settlement of any Claim or Preserved Causes of Action against the Estate;
          (d) enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection therewith;

          (e) hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection therewith;
          (f) consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
          (g) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;
          (h) hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;
          (i) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Case;
          (j) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;
          (k) hear and determine all matters related to the property of the Estate or the Debtor from and after the Effective Date;
          (l) hear and determine such other matters as may be provided in the Confirmation Order and as may be authorized under the provisions of the Bankruptcy Code; and
          (m) enter a final decree closing the Case.
ARTICLE XXI.
MISCELLANEOUS PROVISIONS
     A. Severability of Plan Provisions. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may be altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     B. Exemption from Transfer Taxes. In accordance with section 1146(a) of the Bankruptcy Code, the Bankruptcy Court will be requested to make findings, in the Confirmation Order, that the sale of the Debtor’s Assets pursuant to one or more Final Orders authorizing and approving such sale(s) shall not be taxed under any law imposing stamp or similar tax. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any stamp or similar tax.
     C. Interest Accrual. No post-petition interest shall accrue on any Claim or scheduled liability (including, but not limited to, Allowed Administrative Expense Claims).
     D. Allocation of Plan Distributions between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first, and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.
     E. Rules of Interpretation; Computation of Time. For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or containing particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, and Exhibits, if any, are references to Sections, Articles, and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply. In computing any period of time prescribed or allowed by the Plan, unless otherwise specifically designated herein, the provisions of Bankruptcy Rule 9006(a) shall apply.
     F. Plan Documents. The Plan Documents, if any, are incorporated herein and are a part of the Plan as if set forth in full herein.
     G. Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.
     H. Governing Law. Unless a rule of law or procedure is supplied by federal law, including the Bankruptcy Code and Bankruptcy Rules, (a) the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, and (b) governance matters shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of law thereof.
     I. Modification of the Plan. The Debtor may alter, amend, or modify the Plan or any Plan Documents under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, the Debtor may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially or adversely affect the treatment of Holders of Claims or Interests under the Plan; provided, however, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or Order of the Bankruptcy Court.

Respectfully submitted, IFL CORP. Debtor and Debtor in Possession
By:	/s/ Michael Keefe
Michael Keefe

LOWENSTEIN SANDLER PC
By:	/s/ S. Jason Teele
Sharon L. Levine, Esq. (Admitted Pro Hac Vice)
S. Jason Teele, Esq.
Timothy R. Wheeler, Esq.
1251 Avenue of the Americas, 18th Floor
New York, New York 10020
Telephone: 973.597.2500
Facsimile: 973.597.2400
— and —
65 Livingston Avenue
Roseland, New Jersey 07068

Counsel to the Debtor and Debtor in Possession

Dated:	August 5, 2009 New York, New York